Exhibit 5.4

ELVINGER, HOSS & PRUSSEN

AVOCATS A LA COUR

Catamaran Corporation 1600 McConnor Parkway Schaumburg, Illinois 60173-6801

Luxembourg, 12 March 2014

O/Ref.:	PP/201400306
Re:	Catamaran Corporation. Registration Statement on Form S-3.

Ladies and Gentlemen,

(1) We have acted as Luxembourg legal advisers to Catamaran Corporation, with main offices at 1600 McConnor Parkway Schaumburg, Illinois 60173-6801 (“Catamaran”) and Catamaran S.à r.l., having its registered office at 20, rue Eugène Ruppert, L-2453 Luxembourg, registered with the Luxembourg Trade and Companies Register (“RCS”) under number B 170535 (the “Company”) in connection with certain matters of the laws of the Grand Duchy of Luxembourg (“Luxembourg”) relating to the Registration Statement on Form S-3 (the “Registration Statement”) filed by Catamaran and certain subsidiaries of Catamaran set forth in the Registration Statement,

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

including the Company (collectively, the “Subsidiary Guarantors”), with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of: (i) $500,000,000 aggregate principal amount of Catamaran’s 4.75% Senior Notes due 2021 (the “Notes”) and (ii) guarantees of the Notes by the Subsidiary Guarantors (including the Company) (the “Guarantees”) . The Notes are being issued under the Indenture, dated as of March 6, 2014 (the “Indenture”), between Catamaran and Wilmington Trust, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of March 12, 2014 (the “First Supplemental Indenture;” the Base Indenture, as amended and supplemented by the First Supplemental Indenture, is hereinafter called the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the following documents:

1.	a copy of the registration statement on Form S-3 which contains a base prospectus relating to the Notes dated March 2014 (the “Base Prospectus”);

2.	a copy of the Indenture and the First Supplemental Indenture;

3.	an emailed scanned copy of the signed resolutions of the board of directors of the Company dated 6 March 2014 (the “Resolutions”);

4.	a copy of the consolidated articles of association of the Company including the articles of association of the Company dated 9 October 2013 (the “Articles of Association”);

5.	a copy of an extract of the RCS relating to the Company dated 12 March 2014 (the “Extract”);

6.	a copy of an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS dated 12 March 2014 certifying that as of 11 March 2014 no Luxembourg court decision as to inter alia the faillite, concordat préventif de faillite, gestion contrôlée, sursis de paiement, liquidation judiciaire or foreign court decision as to faillite, concordat or other analogous procedures according to Council

Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings, as amended (the “Insolvency Regulation”), is filed with the RCS in respect of the Company (the “Certificate”);

The documents referred to under 1 to 2 are together referred to as the US Documents. The documents described above under 1 to 6 are together referred to as the “Documents”.

For the purpose hereof we have examined the Documents set forth above.

Words and expressions used herein shall have the meaning given herein when used in this opinion as defined terms.

Except for the Documents, we have not, for the purposes of this opinion, examined any other document even if referred to or annexed to as schedules or exhibits to the Documents and entered into by, or affecting, the Company.

We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on 12 March 2014 at 9:00 am (CET) as to whether a faillite (bankruptcy) ruling has been issued against the Company by a court in Luxembourg and we have also made an enquiry in relation to the Company on the website of the RCS on 12 March 2014 at 9:15 (CET) as to whether faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de faillite (composition with creditors), or liquidation judiciaire (compulsory liquidation) rulings or any decision of liquidation volontaire (voluntary liquidation), the appointment of an interim administrator (administrateur provisoire) or any similar foreign procedure under the Insolvency Regulation have been filed with the RCS (together, the “Searches”). The Searches revealed that, at the time of the relevant Searches, the Company is not subject to faillite (bankruptcy), gestion contrôlée (controlled management), sursis de paiement (suspension of payments), concordat préventif de faillite (composition with creditors), compulsory liquidation nor any decision of voluntary liquidation, appointment of an interim administrator (administrateur provisoire) or any similar foreign procedure under the Insolvency Regulation) has been taken. The Searches are subject to disclaimers on the relevant websites, and do not reveal whether any such judgment has been rendered or decision taken which has not yet been registered or filed or does not yet appear on the relevant website, or whether steps have been taken to declare the Company subject to any of the above proceedings or deciding a voluntary liquidation, and the results of the Searches set out in this paragraph are qualified accordingly.

We have not made any further search or investigation as to the Company other than those mentioned in the above-referenced section.

(2) The present opinion relates only to the laws of the Grand Duchy of Luxembourg (“Luxembourg”) as the same are in force and are construed at the date hereof in published court cases and is given on the basis that it will be governed by, and construed in accordance with the laws of Luxembourg. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and have made no investigation of any law (other than Luxembourg law) which may be relevant to any of the documents submitted to us or the opinions herein contained. We express no opinion as to any matter of fact or the accuracy of any financial calculation required by the terms of any Documents or otherwise.

Unless otherwise defined in this opinion, capitalised terms used herein which are defined in the Documents have the same meaning in this opinion as in the Documents.

For the purpose of rendering this opinion, we have assumed:

(i)	the genuineness of all signatures, stamps and seals on all documents submitted to us (including but not limited to the Documents) as originals or otherwise, the completeness and conformity to originals thereof of all documents submitted to us as certified, scanned, faxed or e-mailed copies, the authenticity of the originals of such documents and the conformity to the executed originals of all documents examined by us in draft form only and the conformity of the originals to the last drafts reviewed by us;

(ii)	that each of the respective parties (other than the Company) to the US Documents is duly organised and validly existing under the laws of the jurisdiction of its organisation;

(iii)	the due authorisations (other than by the Company) and the due execution and delivery of the US Documents by the parties thereto (other than the Company) as well as the power, authority, legal right and capacity of the parties thereto (other than the Company) and under all applicable laws and regulations other than the laws of Luxembourg to enter into, execute, deliver and perform their respective obligations thereunder;

(iv)	that all authorisations and consents of any authority of any country other than Luxembourg which may be required in connection with the execution and delivery of the US Documents have been obtained;

(v)	that the Notes and US Documents constitute and / or will constitute as and when executed valid, binding and enforceable obligations of the respective parties thereto under the laws of New York to which they are expressed to be subject to (without prejudice to any matter covered in this opinion which would affect the validity, binding nature and enforceability of such obligations under New York law as applicable);

(vi)	that words and phrases in English in the Documents have the meaning ascribed thereto by their conventional use rather than legal English;

(vii)	that the Resolutions correctly record the resolutions duly passed at the referred board meeting and have not been amended or rescinded and are in full force and effect;

(viii)	that the Extract is complete and accurate and the information contained therein is accurate;

(ix)	that the entering into the US Documents was in the corporate interest of the parties and that the transactions relating to the US Documents were entered into by all parties with a valid rationale and without the intention to defraud any creditors or third parties;

(x)	the binding effect of the US Documents on the Company is not affected by any matter or factual circumstance such as duress, undue influence or mistake;

(xi)	that the persons purported to have signed the US Documents have indeed signed;

(xii)	that the choice of law to govern the US Documents and the submission by the parties to the US Documents to the courts referred to in the US Documents with regard to any disputes thereunder, are valid and binding under the laws of any applicable jurisdiction and that such choice of law and submission to jurisdiction would be recognised and given effect by the courts of any jurisdiction;

(xiii)	the absence of any other arrangements between any of the parties to the US Documents or between the parties to the US Documents and any third parties which modify or supersede any of the terms of the US Documents and that the US Documents represent and contain the entirety of the transactions entered into by the parties to the US Documents in or in connection with the transactions contemplated thereby;

(xiv)	no foreign law affects the opinions set out below;

(xv)	all conditions precedent and subsequent, representations and warranties or covenants (whether imposed by law or contractually) under the US Documents have been complied with and in particular (but without limitation) any notice requirements in connection therewith have been complied with, or were duly given;

(xvi)	that the Articles of Association have not been amended or rescinded above and are in full force and effect;

(xvii)	that the Company has its center of main interests in Luxembourg and has no establishment outside Luxembourg, in each case as such terms are defined in the Insolvency Regulation;

(xviii)	that none of the parties to the US Documents has passed a voluntary winding-up resolution, no petition has been presented or order made by a court or any other competent authority for the winding-up, dissolution, administration, bankruptcy or for the submission of any such person to the procedures of bankruptcy (where relevant), controlled management or receivership or any analogous proceedings and no analogous proceedings under the law of its place of establishment or incorporation or centre of main interest, as the case may be, or where it carries on its business, have been taken in relation to it and no receiver, manager, trustee or similar officer has been appointed in relation to it or any of its respective assets or revenues;

(xix)

the due compliance with all matters (including, without limitation, the obtaining of the necessary consents and the payment of stamp duties and other documentary taxes and charges) under such laws, other than Luxembourg law, as may relate to the US Documents and the Notes or the persons expressed to be parties thereto or the performance or enforcement by or against such parties of such of their obligations or rights as are to be performed or enforced outside Luxembourg and only to the extent stated herein;

(xx)	that all obligations under the US Documents are valid, legally binding upon and enforceable (and are not subject to avoidance by any person) against the parties as a matter of all relevant laws (other than Luxembourg law) and in particular without limitation their governing law, most notably that the respective expressed governing law is valid as a matter of the governing law and in all applicable jurisdictions and that there is no provision of the laws of any jurisdiction that would have a bearing on the foregoing, (in each case other than for the Company, in respect of Luxembourg law and only to the extent stated herein);

(xxi)	that the Notes will be validly issued by Catamaran Corporation;

(xxii)	that documents reviewed in draft form by us will be executed in identical form.

Except for the Documents, we have not examined and do not opine on any other contract, agreement or instrument to which the Company is a party or by which it is bound or to which it is subject.

Based upon and subject to the foregoing we are of the opinion that:

Status

The Company has been incorporated as a limited limited liability company (société à responsabilité limitée) incorporated for an unlimited duration under the laws of Luxembourg.

Existence

The Company is existing under the laws of Luxembourg.

Corporate power / Authorisation

The execution and filing with the SEC of the Registration Statement have been duly authorized by the Company.

The Company has power and authority to authorize the form and terms of, and the issuance by the Company of, the Guarantee and the performance by the Company of its obligations under the First Supplemental Indenture.

The execution, delivery and performance by the Company of the First Supplemental Indenture and the issuance by the Company of the Guarantee have been duly authorized by the Company.

The foregoing opinions are subject to the following qualifications:

(i)	The binding effect and validity of the US Documents (including for the avoidance of doubt, the Guarantee) and their enforceability against the Company are subject to all limitations resulting from the laws of court controlled administration, liquidation, insolvency, reorganisation, suretyship or similar law of general application affecting creditors’ rights;

(ii)	any obligations to pay a sum of money in a currency which is not of legal tender in Luxembourg (a “foreign currency”) will be enforceable in a currency which is of legal tender therein, though the monetary judgment may be expressed in a foreign currency and/or its Luxembourg equivalent currency having legal tender in Luxembourg at time of payment and any loss incurred as a result of currency exchange fluctuation can be recovered under Luxembourg law from the party whose obligations these are;

(iii)	an obligation to pay interest on interest may not be enforceable if computed on interest due for less than a year;

(iv)	certain obligations other than payment obligations may not be the subject of specific performance pursuant to court orders, but may result only in damages;

(v)	choices of law which are meant to circumvent rules of public order of the laws that would have otherwise applied in the absence of such choice of law provisions may not be recognized.

(vi)	any certificate which would, by contract, be deemed to be conclusive may not be upheld by the Luxembourg courts;

(vii)	a Luxembourg court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg court and a Luxembourg court may not award, by way of costs, all of the expenditures incurred by a successful litigant in proceedings brought before a Luxembourg court;

(viii)	claims may become barred under statutory limitations period rules;

(ix)	claims may be subject to the rules of set off or counterclaim;

(x)	any clause purporting, in case of avoidance or annulment of one or more of the provisions or obligations contained in a document or agreement (the “Avoided Obligations”), to maintain the validity of such document or agreement or of the provisions or obligations contained therein other than the Avoided Obligations, may not be upheld by the Luxembourg courts;

(xi)	the Company may not hold any monies or other assets on trust; it may however hold assets on behalf of other parties which, in the case of any of the events referred to in (i) above, would form part of its general assets;

(xii)	provisions having the effect of imposing and increasing any rate of interest or other amount which may be payable on default or breach may to the extent a Luxembourg court would consider such rate or amount excessive be reduced by such court;

(xiii)	Luxembourg law grants priority over secured and unsecured creditors to three classes of super-creditors :

a.	the employees or workers for their wages or other entitlements relating to the last six months of their employment or relating to indemnities due because of termination of the employment up to a total ceiling per employee or worker as fixed by regulations from time to time;

b.	the Luxembourg social security for contributions owed in relation to salaries paid; and

c.	the Luxembourg Treasury for certain taxes, corporate income tax, municipal income tax and added value tax and some other taxes of no relevance in this context.

Such priorities would apply to assets situated in Luxembourg including bank accounts maintained in Luxembourg;

(xiv)	the Luxembourg courts may require that any judgement obtained from the courts of New York and enforcement of which is being sought in Luxembourg and any documents tabled as evidence be translated into French or German;

(xv)	total exclusion of liability shall not be upheld in a Luxembourg court in case of gross negligence or wilful misconduct and under Luxembourg contract law unforeseeable damages may not be reclaimed;

(xvi)	where any obligations of any person are to be performed in a jurisdiction outside Luxembourg, such obligations may not be enforceable under Luxembourg law to the extent that performance thereof would be illegal or contrary to public policy under the laws of such jurisdiction, and any security expressed to secure the performance of such an obligation may therefore be considered unenforceable by a Luxembourg court;

(xvii)	the enforcement of the obligations may be invalidated by reason of fraud;

(xviii)	we express no opinion on the tax status of the Company or the compliance with tax regulations;

(xix)	the waiver of rights before they come into existence may not be enforceable under Luxembourg law;

(xx)	notwithstanding the submission to the jurisdiction of foreign courts under the US Documents, provisional or summary proceedings may be initiated before the Luxembourg courts if the measures to be implemented are to be effective in Luxembourg;

(xxi)	the assignment or transfer of claims or contracts are valid and enforceable vis-à-vis the obligor and third parties only if notified to, or accepted by, the relevant obligor. If such assignment or transfer was construed as a novation we express no opinion on the validity of the security following such novation;

(xxii)	any general provisions resulting in appointing directly or indirectly a person or entity to take legal action before the Luxembourg courts on behalf of another party will not be enforceable before Luxembourg courts pursuant to the rule “nul ne plaide par procureur” and accordingly any such action will require a specific mandate given to the agent and disclosure by such agent of its principals;

(xxiii)	A Luxembourg court may stay proceedings if concurrent proceedings between the same parties and on the same grounds have been brought in another court of competent jurisdiction covered by the Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the recognition of judgments in civil and commercial matters.

(xxiv)	as a matter of principle notices are validly served to a company if notified at its registered address;

(xxv)	the choice to bring proceedings before a jurisdictional court or to initiate arbitration must be exclusive and not cumulative and there may be no concurrent proceedings (whether jurisdictional or arbitral);

(xxvi)	powers of attorney or of representation or powers to act may not be held to be irrevocable and as a result of bankruptcy or similar collective insolvency proceedings or court ordered liquidation of the Company or of court appointment of administrators or sequestrators, will be revoked as at zero hour on the day of the relevant court order although they were expressed to be irrevocable;

(xxvii)	where any party to any agreement is vested with a discretion or may determine a matter in its opinion or require payments under indemnity, Luxembourg law requires that contracts be performed in good faith and consequently that such discretion be exercised reasonably or that such opinion be based on reasonable grounds;

(xxviii)	any provision in the US Documents providing that any calculation or certification is to be conclusive and binding will not be effective if such calculation or certification is fraudulent or erroneous and will not necessarily prevent judicial enquiry into the merits of any claim by any party thereto;

(xxix)	a Luxembourg court may not give effect to a clause purporting to determine the date on which notice is deemed to have been made;

(xxx)	provisions of a contractual nature or provisions of a foreign law purporting to appoint a bankruptcy receiver, with respect to part or all of the assets of a Luxembourg company or with powers to manage a Luxembourg company by reference to the provisions of such foreign law will not be recognized by a Luxembourg court;

(xxxi)	a contractual provision allowing the service of process, against the Company, to a service agent could be overridden by Luxembourg statutory provisions allowing the valid service of process against the Company in accordance with applicable laws at its domicile. We express no opinion on the validity or enforceability of waivers granted for future rights. The designation of a service agent may constitute (or may be deemed to constitute) a power of attorney or mandate (mandat). A power of attorney or mandate, whether or not irrevocable, will terminate by force of law, and without notice, upon the occurrence of insolvency events affecting the Company. We express no opinion as regards the effectiveness or ineffectiveness, or the consequences of such ineffectiveness, of a purported revocation by the Company of a power of attorney or agency expressed to be irrevocable;

(xxxii)	a contractual provision allowing the service of process against the Company through a service agent will only cover such service of process as set forth therein and we give no opinion as to whether summary proceedings initiated in Luxembourg are covered thereby;

(xxxiii)	is generally accepted by doctrine and court precedents to which Luxembourg courts will be likely to refer that, in the context of a group, the existence of a group interest in granting upstream or cross-stream assistance under any form (including under the form of guarantee or security) to other entities of the group or its shareholders constitutes sufficient corporate benefit to enable a company to provide such assistance, provided that the following conditions are met:

(i)	assistance must be given for the purpose of promoting a common economic, social and financial interest determined in accordance with policies applicable to the entire group;

(ii)	the commitment to grant the assistance must not be without consideration and such commitment must not be manifestly disproportionate in view of the obligations entered into by other group companies;

(iii)	the assistance granted must not exceed the financial abilities of the committing company.

The potential consequence of the absence of corporate interest in giving upstream or side-ways guarantees or securities is discussed among legal doctrine and jurisprudence. While some authors express the view that an absence of corporate interest could give rise to liability of the directors of the relevant company only, other authors as well as court decisions consider that the consequence could be that the relevant obligations be null and void. Accordingly, in the absence of appropriate corporate benefit, upstream or side stream guarantees and security given by the Company may be reduced or deemed null and void, and/or the corporate authorizations and approvals authorizing and approving such guarantees or securities may be declared null and void and/or the liability of the directors/managers of this company sought;

(xxxiv)	the capitalisation of interest or interest on interest may not be enforceable if certain Luxembourg law requirements set out in article 1154 of the Civil Code are not met.

(xxxv)	with respect to “penalty interest” or lump sum penalty, provisions conferring or imposing a remedy, default interest, a step fee, a break-up fee, an obligation or penalty consequent upon default may be reduced or increased by a Luxembourg court, if such pecuniary remedy were construed by the court as constituting a so-called clause pénale and in such case as an excessive (or unreasonably low) pecuniary remedy and a penalty interest or penalty lump sum provided under an agreement subject to a foreign law which does not allow a reduction or increase as aforesaid may be held not to be compatible with Luxembourg law and public order;

(xxxvi)	we point out that provisions in an agreement which permit an agent appointed thereunder to take actions or make determinations or require payments under indemnity and similar provisions may be subject to a requirement that such actions be taken and such determinations be made on a reasonable basis and in good faith and that any action or omission to act in respect of which any such payment is so required be reasonable and in good faith;

(xxxvii)	under and by operation of Luxembourg law there exist certain preferential liens in favour inter alia of the Luxembourg tax authorities, Luxembourg social security institutions and employees in respect of their claims (if any) against a debtor;

(xxxviii)	the corporate documents of the Company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on the files of the Company being the object of the search;

(xxxix)	other than expressly opined on herein, we express no opinion to the accuracy of any representations and warranties made by or concerning any party to the US Documents (to the extent applicable) or whether such parties or any of them have complied with or will comply with any covenant or undertaking given by them;

(xl)	provisions in the US Documents (to the extent applicable) providing that the terms thereof can only be amended or varied or provisions thereof can only be waived by an instrument in writing may not be effective;

(xli)	Luxembourg has ratified the Hague Convention of 1st July 1985 relating to the law applicable to trusts and its recognition by a law dated 27th July 2003, which law has become effective on 6th September 2003. Accordingly, Luxembourg courts will recognise trusts and the rights granted to a trustee under the conditions set out in the Hague Convention;

(xlii)	the right of a party to recover legal fees or other fees relating to the exercise or defense of its rights may be subject to limitation or may not be enforceable with its terms before a Luxembourg court or in Luxembourg courts or enforcement proceedings;

(xliii)	obligations of the parties to indemnify the other parties for penalties or fines imposed on such parties may be considered invalid and unenforceable under Luxembourg law;

(xliv)	any provision stating that any rights and obligations thereunder shall bind successors and assignees of any party thereto may, where the law does not provide therefore, not be enforceable in Luxembourg in the absence of any further agreements to that effect with such successors or assignees;

(xlv)	a Luxembourg court may refuse to apply the chosen governing law if:

-	all elements of the matter are localised in a country other than the jurisdiction of the chosen governing law in which case it may apply the imperative laws of that jurisdiction, or

-	the agreement has a strong connection to another jurisdiction and certain laws of that jurisdiction are applicable regardless of the chosen governing law (lois de police), in which case it may apply those laws, or

-	a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by the Insolvency Regulation;

(xlvi)	The question whether or not any provisions of the US Documents which may not be valid on account of illegality may be severed from the other provisions thereof in order to save those other provisions would be determined by the Luxembourg courts in their discretion.

This opinion is given on the basis that there has been no amendment to or termination or replacement of the documents which we reviewed for the purpose hereof and on the basis of laws of Luxembourg in force and as construed and applied by Luxembourg courts as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion. The opinion is to be governed and construed in accordance with Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issue arising hereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg courts.

This opinion is for the benefit solely of the addressee and may not be disclosed to or be relied upon by any other persons, or for any purpose other than in connection with the Notes offer described in the Registration Statement except that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended.

In addition, the addressees may release a copy of this opinion (a) to the extent required by any applicable law or regulation; (b) to any regulatory authority having jurisdiction over the addressees; or (c) in connection with any actual or potential dispute or claim to which the addressees are a party relating to the issue of any Notes, in each case for the purposes of information only on the strict understanding that we assume no duty or liability whatsoever to any such recipient as a result or otherwise.

Yours faithfully,

Elvinger, Hoss & Prussen

By:	/s/ Philippe Prussen
Philippe Prussen